Exhibit 2(p)

CERTIFICATE OF INITIAL SHAREHOLDER

IQ Investment Advisors LLC, the holder of shares of common stock indicated below of Dow30SM Enhanced Premium & Income Fund Inc., a Maryland Corporation (the “Fund”), does hereby confirm to the Fund its representation that it purchased such shares for investment purposes, with no present intention of reselling any portion thereof.

IQ INVESTMENT ADVISORS LLC

By:	IQ FINANCIAL PRODUCTS LLC

By:	/s/ Mitchell M. Cox
Name:	Mitchell M. Cox
Title:	Director
Date:	5/23/2007

AGGREGATE PURCHASE

Name of Shareholder	Name of Fund	Number of Shares	Amount
IQ Investment Advisors LLC	Dow30SM Enhanced Premium & Income Fund Inc.	5,236	$100,008